Credit Suisse

Asset-Backed Securities

ABSC NS 2006-HE6

Balance: 1,020,900,865

All records

5,185 records

Selection Criteria: All records

Table of Contents

1. FICO

2. LTV

3. DTI

4. (FOR ONLY LIMITED AND STATED DOC)

5. IO LOANS ONLY

6. INVESTMENT PROPERTY ONLY

7. MANUFACTURED HOUSING ONLY

1. FICO

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
FICO	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
FICO 500-524 and LTV > 65	490	160,648.35	78,717,691.07	7.71	9.734	41.39	81.42	78.69	14.58	98.1	91.65	4.51	3.84	0	0	10.5	2.38	17.18	512
FICO 525-549 and LTV > 65	571	156,887.72	89,582,888.80	8.77	9.268	40.76	78.43	83.43	10.31	97.88	76.29	8.74	14.98	0	0	15.21	3.68	16.6	537
FICO 550-574 and LTV > 65	236	211,469.47	49,906,794.16	4.89	8.893	42.15	83.35	77.25	9.16	91.07	65.47	8.8	25.73	0	0	24.09	4.86	7	561
FICO 575-599 and LTV > 70	530	199,575.78	105,775,164.84	10.36	8.558	42.84	85.49	71.79	17.62	94.14	81.19	9.03	9.78	0	1.16	23.88	2.1	12.08	589
FICO 600-624 and LTV > 70	826	202,501.26	167,266,044.75	16.38	8.393	42.74	85.98	71.48	18.87	93.95	67.22	8.04	24.75	0	13.78	21.56	3.9	10.03	612
FICO 625-649 and LTV > 70	916	214,059.12	196,078,153.17	19.21	8.3	43.18	86.06	70.77	18.98	94.49	53.94	6.47	39.59	0	12.28	27.96	2.66	12.9	636
FICO 650-674 and LTV > 80	209	196,655.64	41,101,029.29	4.03	8.464	43.39	93.58	69.15	18.66	91.66	59.68	1.42	38.9	0	7.44	29.26	2.02	11.38	661
FICO 675-699 and LTV > 80	98	230,236.13	22,563,140.59	2.21	8.311	42.26	93.8	65.91	12.81	83.01	46.99	5.08	47.93	0	16.05	40.58	2.61	7.64	686
FICO 700-724 and LTV > 80	33	211,338.58	6,974,173.27	0.68	8.4	39.63	92.76	80	13.45	90.15	29.97	10.04	59.99	0	10.04	26.31	10.04	11.64	713
FICO 725-749 and LTV > 85	14	160,505.81	2,247,081.38	0.22	8.723	42.47	93.85	72.99	9.71	74.67	45.7	9.47	44.83	0	0	12.06	5.03	12.7	735
FICO 750-774 and LTV > 85	9	140,360.58	1,263,245.24	0.12	8.832	36.88	94.34	55	29.36	100	38.4	16.21	45.39	0	0	11.03	0	0	759
FICO 775-799 and LTV > 85	6	271,709.52	1,630,257.10	0.16	7.74	42.97	88.46	85.94	0	74.09	91.45	0	8.55	0	0	0	61.23	0	794
FICO >=800 and LTV > 85	2	376,455.30	752,910.60	0.07	8.113	39.52	90.37	100	0	100	100	0	0	0	0	75.61	0	0	814
Total:	3,940	193,872.73	763,858,574.26	74.82	8.667	42.44	85.16	73.69	16.34	94.25	67.84	7.11	25.05	0	7.3	22.78	3.24	12.33	599
2. LTV

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
LTV	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
LTV 60.00 64.99 and DTI ge 50	28	238,032.53	6,664,910.82	0.65	8.457	52.76	62.97	85.49	10.02	98.73	74.11	12.44	13.45	0	0	40.11	9.29	12.61	555
LTV 65.00 to 69.99 and DTI ge 50	48	216,960.98	10,414,127.22	1.02	8.169	51.97	67.72	70.78	19.42	100	75.91	5	19.1	0	1.56	23.35	5.47	13.62	595
LTV 70.00 74.99 and DTI ge 50	47	173,883.06	8,172,503.85	0.8	8.238	51.85	72.1	77.49	12.08	94.15	85.23	8.77	6	0	3.71	11.03	2.1	21.05	588
LTV 75.00 79.99 and DTI ge 50	58	211,163.08	12,247,458.92	1.2	8.331	51.09	76.75	77.58	12.29	97.5	77.59	2.28	20.13	0	3.4	14.81	2.48	21.76	605
LTV 80.00 84.99 and DTI ge 50	280	229,114.20	64,151,977.37	6.28	7.657	51.38	80.35	62.9	25.6	99.83	77.33	5.28	17.39	0	9.69	34.05	2.12	11.92	629
LTV 85.00 89.99 and DTI ge 50	66	268,295.21	17,707,483.69	1.73	8.201	51.14	86.86	85.38	10.87	95.63	75.99	14.6	9.41	0	3.16	36.37	0.67	21.29	598
LTV 90.00 94.99 and DTI ge 50	100	222,684.61	22,268,461.05	2.18	8.402	51.43	90.7	66.74	22.7	87.96	78.19	7.52	14.29	0	5.82	21.9	2.98	7.04	624
LTV 95.00 99.99 and DTI ge 50	33	304,882.95	10,061,137.20	0.99	9.096	50.49	95.14	65.79	10.3	86.57	47.45	6.33	46.22	0	21.32	33.87	8.73	2.84	619
LTV >= 100 and DTI ge 50	37	272,082.55	10,067,054.31	0.99	10.133	50.69	100	67.04	15.47	100	42.36	0.4	57.24	0	0	36.01	1.99	7.11	633
Total:	697	232,073.33	161,755,114.43	15.84	8.209	51.36	82.41	69.62	19.27	96.43	73.46	6.6	19.94	0	6.86	29.68	3.02	12.75	616
3. DTI

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
DTI	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
DTI 20.00 24.99 and FICO < 525	26	118,013.90	3,068,361.34	0.3	9.903	21.98	68.22	94.92	0	97.9	87.31	8.8	3.89	0	0	6.76	2.1	23.49	511
DTI 25.00 29.99 and FICO < 550	123	121,092.69	14,894,400.79	1.46	9.714	27.72	71.4	82.52	7.68	92.47	85.9	5.95	8.15	0	0	16.15	5.45	8.81	526
DTI 30.00 34.99 and FICO < 575	180	145,844.96	26,252,092.11	2.57	9.341	32.55	73.75	82.54	9.74	96.66	77.41	5.43	17.16	0	0	15.88	0.47	14.53	533
DTI 35.00 39.99 and FICO < 600	333	158,437.86	52,759,807.13	5.17	9.17	37.57	77.85	81.57	10.8	93.57	79.79	6.1	14.11	0	0.97	16.54	4.03	10.46	549
DTI 40.00 44.99 and FICO < 625	594	179,599.95	106,682,368.53	10.45	8.895	42.38	81.18	77.78	14.68	96.5	76.07	7.02	16.92	0	6.53	19.08	3.98	16.71	569
DTI 45.00 49.99 and FICO < 650	1,218	208,845.77	254,374,151.88	24.92	8.718	47.46	83.29	71.68	16.67	95.24	64.62	5.69	29.7	0	7.07	26.43	3.66	11.91	590
DTI 50.00 54.99 and FICO < 675	599	221,899.95	132,918,071.45	13.02	8.364	50.97	81.46	70.5	18.41	97.03	72.62	7.06	20.32	0	6.08	25.97	3.85	13.62	602
DTI >= 55.00 and FICO < 700	57	243,028.94	13,852,649.31	1.36	7.539	55.28	79.19	74.83	16.62	97.2	94.57	2.54	2.89	0	6.01	45.05	1.48	9.95	609
Total:	3,130	193,227.44	604,801,902.54	59.24	8.741	45.39	81.16	74.29	15.58	95.76	71.6	6.2	22.2	0	5.68	23.79	3.64	13.06	581
4. (FOR ONLY LIMITED AND STATED DOC)

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
(FOR ONLY LIMITED AND STATED DOC)	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
FICO 500 525	53	176,078.20	9,332,144.53	0.91	9.998	39.84	70.06	78.37	13.23	99.31	0	46.79	53.21	0	0	22.36	0	17.31	512
FICO 525 550	168	184,580.33	31,009,495.97	3.04	9.485	38.91	70.38	80	10.88	96.02	0	27.93	72.07	0	0	34.42	2.11	16.51	538
FICO 550 575	66	285,106.09	18,817,001.64	1.84	9.278	41.66	81.47	67.06	11.31	88.43	0	24.9	75.1	0	0	40.19	9.8	5.95	562
FICO 575 600	89	265,557.83	23,634,646.85	2.32	9.202	41.13	84.91	79.06	12.13	82.41	0	45.02	54.98	0	2.83	48.03	2.9	9.53	588
FICO 600 625	254	240,297.23	61,035,495.54	5.98	8.995	42.65	86.24	73.71	15.34	89.04	0	23.82	76.18	0	16.18	31.12	8.56	8.17	613
FICO 625 650	416	233,254.74	97,033,973.31	9.5	8.907	42.78	85.81	64.22	21.57	88.87	0	15.05	84.95	0	11.29	35.59	2.5	12.52	637
FICO 650 675	272	213,121.09	57,968,935.41	5.68	8.355	42.8	83.62	56.58	31.02	92.99	0	9.02	90.98	0	12.3	30.56	2.01	12.99	661
FICO 675 700	128	234,665.76	30,037,217.33	2.94	8.222	42.79	85.66	60.65	22.67	92.11	0	9.47	90.53	0	16.8	37.51	5.04	6.92	688
FICO 700 725	64	277,268.39	17,745,176.91	1.74	8.209	42.27	83.53	71.26	20.71	94.41	0	16.51	83.49	0	33.03	39.12	8.89	11.81	714
FICO 725 750	38	258,219.93	9,812,357.38	0.96	8.204	43.23	81.33	74.72	22.92	89.62	0	3.68	96.32	0	23.67	52.98	0	8.34	735
FICO 750 775	36	278,098.59	10,011,549.07	0.98	8.191	43.84	81.28	74.93	18.48	98.24	0	20.78	79.22	0	25.9	52.98	2.79	11.84	760
FICO 775 800	11	331,697.45	3,648,671.96	0.36	8.427	43.76	80.32	73.37	0	83.45	0	0	100	0	12.61	41.14	23.63	6.14	785
FICO >= 800	1	50,924.06	50,924.06	0	7.5	30	58.62	100	0	0	0	0	100	0	0	0	0	0	801
Total:	1,596	231,915.78	370,137,589.96	36.26	8.817	42.22	83.15	68.07	19.57	90.71	0	19.17	80.83	0	12.13	35.97	4.39	11.13	633
5. IO LOANS ONLY

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
IO LOANS ONLY	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
FICO 575 - 599	6	204,675.36	1,228,052.15	0.12	8.212	44.69	84.01	54.4	45.6	70.52	45.6	0	54.4	0	100	29.48	0	0	588
FICO 600 - 624	88	313,482.34	27,586,445.88	2.7	7.913	42.66	82.49	76.6	18.87	100	64.2	9.9	25.9	0	100	38.9	5.36	10.75	613
FICO 625 - 649	81	311,310.95	25,216,186.60	2.47	7.548	41.94	84.06	73.55	17.94	100	56.57	10.09	33.34	0	100	45.9	6	5.06	635
FICO 650 - 674	46	269,595.97	12,401,414.51	1.21	7.579	42.48	81.5	62.64	25.1	95.08	42.49	14.54	42.98	0	100	36.08	3.16	12.83	662
FICO 675 - 699	28	338,918.40	9,489,715.18	0.93	7.156	39.2	84.43	74.77	13.86	96.92	46.82	10.26	42.92	0	100	51.65	5.46	0	690
FICO 700 - 724	28	450,678.80	12,619,006.45	1.24	7.12	42.34	80.23	93.74	3.73	100	53.56	18.81	27.63	0	100	84.8	7.99	0	714
FICO 725 - 749	12	373,718.91	4,484,626.87	0.44	7.317	40.99	80	93.3	6.7	100	48.22	3.3	48.48	0	100	73.53	0	3.3	736
FICO 750 - 774	10	341,370.69	3,413,706.88	0.33	7.627	43.7	80	75.36	4.53	100	24.05	28.96	46.98	0	100	63.27	0	27.28	760
FICO 775 - 799	5	479,040.00	2,395,199.99	0.23	7.309	39.94	80	100	0	100	80.79	0	19.21	0	100	100	0	0	787
Total:	304	325,113.01	98,834,354.51	9.68	7.556	42	82.42	77.09	15.83	98.72	54.56	11.7	33.74	0	100	51.19	4.97	6.99	660
6. INVESTMENT PROPERTY ONLY

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
INVESTMENT PROPERTY ONLY	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
FICO 0 - 550	33	119,042.49	3,928,402.03	0.38	10.146	36.6	64.12	65.62	5.79	0	66.96	5.61	27.43	0	0	19.22	0	21.26	532
FICO 550 - 574	28	161,695.59	4,527,476.41	0.44	9.675	35.99	79.38	62.52	3.28	0	51.93	15.84	32.23	0	0	28.11	0	10.71	563
FICO 575 - 599	42	163,073.79	6,849,099.02	0.67	9.245	34.63	80.14	70.23	8.92	0	52.78	11.16	36.05	0	0	13.67	0	11.96	587
FICO 600 - 624	80	136,111.44	10,888,914.81	1.07	9.622	37.25	86.24	78.54	7.21	0	42.42	3.89	53.69	0	0	22.38	3.96	0.7	611
FICO 625 - 649	65	170,014.81	11,050,962.68	1.08	9.281	35.24	82.3	56.5	10.22	0	21.26	16.34	62.4	0	0	17.78	6.6	10.45	637
FICO 650 - 674	30	167,731.75	5,031,952.51	0.49	9.118	35.65	81.68	63.29	0	0	31.6	9.05	59.35	0	0	17.3	7.05	8.41	664
FICO 675 - 699	25	181,014.81	4,525,370.17	0.44	9.021	40.61	87.07	58.8	0	0	47.66	4.18	48.16	0	0	17.65	0	0	685
FICO 700 - 724	9	169,706.00	1,527,353.96	0.15	8.508	33.22	80.13	58.76	8.26	0	49.36	0	50.64	0	0	0	0	0	712
FICO 725 - 749	9	180,527.53	1,624,747.80	0.16	8.166	39	82.13	80.2	13.44	0	37.31	6.37	56.33	0	0	11.07	0	0	739
FICO 750 - 774	2	88,017.83	176,035.66	0.02	7.606	42.11	81.44	100	0	0	0	0	100	0	0	0	0	0	762
FICO 775 - 799	2	301,853.01	603,706.02	0.06	8.172	46.31	81.92	0	0	0	0	0	100	0	0	0	76.92	0	781
Total:	325	156,104.68	50,734,021.07	4.97	9.334	36.5	81.47	65.51	6.4	0	40.74	9.22	50.03	0	0	18.16	3.9	7.48	625
7. MANUFACTURED HOUSING ONLY

		Average	Total
		Current	Current	Percent of	Wtg Avg	Wtd Avg	Wtd Avg			% Owner
MANUFACTURED HOUSING ONLY	Count	Balance	Balance	total Balance	GWAC	DTI	LTV	% SFD	%PUD	Occupied	% Full Doc	% Lite Doc	% Stated Doc	% No Doc	% IO	%CA	%NY	%FL	WA FICO
FICO 625 - 649	1	118,761.53	118,761.53	0.01	8.83	25.96	72.1	0	0	100	100	0	0	0	0	0	0	0	637
FICO 675 - 699	1	395,642.35	395,642.35	0.04	7.99	50.35	76	0	0	100	100	0	0	0	0	100	0	0	689
FICO 700 - 724	1	364,744.28	364,744.28	0.04	7.28	50.49	69.64	0	0	100	100	0	0	0	0	0	0	0	703
Total:	3	293,049.39	879,148.16	0.09	7.809	47.11	72.83	0	0	100	100	0	0	0	0	45	0	0	688

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10/25/2006 0:08

Disclaimer The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-131465 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted. The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale. This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials. A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer. Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.